EXHIBIT 99.6

CONSENT OF DIRECTOR NOMINEE

I hereby consent to the use of my name, the description of my agreement to join the Board of Directors of Belvedere Trust Mortgage Corporation (the “Company”) upon the consummation of the Company’s initial public offering and the description of my background under the heading “Management” and elsewhere in the Company’s Registration Statement on Form S-11, filed with the Securities and Exchange Commission on May 13, 2005, and in all amendments or supplements thereto.

Dated June 15, 2005

/s/ DAVID F. CRONENBOLD
David F. Cronenbold